DINEWISE ANNOUNCES 2006 YEAR-END RESULTS

FARMINGDALE, N.Y. – (BUSINESS WIRE) – April 3, 2007 – DineWise, Inc. (OTCBB:DWIS), a leading direct marketer of delicious, chef-prepared meals and quality foods since 1959, today announced the results for the quarter and twelve months ended December 31, 2006.

Revenues in the fourth quarter of 2006 from DineWise®-branded product lines increased to $541,000, a 192% increase over $185,000 reported for the same prior year period. Total revenues for the fourth quarter of 2006 declined 17% to $3.0 million from $3.6 million in the comparable fourth quarter in 2005; the decline was largely due to the Company’s redirected focus from its former method of customer acquisition (telemarketing and an in-home sales force model), which produced large average order values (approximately $900 per order); to a multi-channel marketing approach, including e-retailing, direct mail, catalog, print, public relations, and its in-bound 24/7 customer communications center.

The combination of a more efficient acquisition model, coupled with the introduction of thousands of fully prepared meal choices, has positioned the Company to cross-market to its national customer base while also more efficiently acquiring new customers. Newly acquired customer accounts increased 33% over the same prior year period. DineWise plans to continue making measured capital investments in its marketing budget to fuel ongoing organic growth.

On a sequential quarter-over-quarter basis, fourth quarter 2006 sales of the DineWise-branded products nearly doubled to $541,000 when compared to $279,000 posted for the third quarter of 2006.

DineWise posted a net loss available to common stockholders of $663,000, or $0.02 loss per share, in the fourth quarter of 2006, reflecting a 38% decrease in losses, when compared to a net loss available to common stockholders of $1.1 million, or $0.04 loss per share, posted for the same period in the prior year.

For the 12-months ended December 31, 2006, revenues from the sale of DineWise-branded products increased to $1.1 million, up 343% over $241,000 in 2005. The increase is the result of marketing activities and the broad acceptance of the DineWise-product line, which was launched in the second quarter of 2006 following beta testing in late 2005. Total 2006 revenues declined 27% to $10.9 million from $14.9 million reported in 2005. $700,000, or 17.5% of this decrease, was non-cash deferred revenue from former service obligations, which will no longer be recognized in 2007. Overall, newly acquired customer accounts increased by 10% in the year over year period.

Net losses available to common stockholders in 2006 also saw a modest improvement, dropping 4% to $3.5 million (which includes one-time charges of $1.2 million related to the closing of the reverse acquisition on July 14, 2006), or $0.13 loss per share, from $3.7 million in 2005, or $0.14 loss per share.

As of December 31, 2006, the Company had $816,000 in cash and cash equivalents and a total stockholders’ deficit of $3.7 million. Subsequent to year-end, DineWise raised an additional $1.75 million in capital through a private placement with an institutional investor, further strengthening the Company’s cash and working capital positions.

According to DineWise Chairman and CEO, Paul Roman, “There are a number of important trends that support strong near term growth potential for our Company. These trends include: consumer demand for added convenience, heightened national attention to nutritional and healthy lifestyle values, with growing attention to the epidemic rise in obesity and diabetes; and the aging of the U.S. population, which, in part, is driving growth in both the number of homebound seniors, as well as the demand on their caregivers to find nutritional meal plan solutions. With over 5,000 fully prepared, customized dining solutions offered by DineWise, we believe we have developed what is perhaps the broadest selection of delicious, easy-to-prepare meals currently available in the alternative in-home dining market.”

Continuing, Roman added, “With an established national customer presence and fast growing customer base, we will now begin leveraging this growing platform to achieve greater acceleration. As recently announced, we have engaged one of the industry’s leading financial advisory firms to begin actively seeking out, qualifying and pursuing attractive and synergistic acquisition and partnership opportunities that should prove instrumental in enhancing value across our enterprise. With this process underway, we’re looking forward to sharing ongoing details about our progress in future announcements.”

“In the coming months, our management team will also be directing resources to drive improved investor awareness of our Company. We understand and appreciate that our shareholders require improvement in how we communicate our story to new potential investors, and as such, we will be implementing a number of outreach programs to the investing public commencing in the next several weeks. It is our strong opinion that once investors recognize the long-term value appeal of DineWise, punctuated by the ongoing successful execution of our business plan, then improved market awareness will follow. This is an important objective for us, and one that we are intent on achieving,” concluded Roman.

About DineWise, Inc.
Headquartered in Farmingdale, New York, DineWise is one of the nation’s leading direct marketers of the finest, chef-prepared meals delivered directly to the door and ready to serve in minutes. Since 1959, DineWise has been assisting time-starved, nutritionally conscious, and temporarily or permanent homebound consumers to enjoy easy, quick, customized meals. DineWise caters to the growing need for products and services that address consumers increasing interest in convenience, nutrition and weight management. To learn more about DineWise’s delectable menu of nutritious and convenient dining solutions and quality foods, visit www.DineWise.com.

DINEWISE, INC. CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	December 31,	December 25,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$816	$1,306
Due from financial institution	65	101
Inventories	232	21
Prepaid expenses and other assets, net	71	99

Total current assets	1,184	1,527
Property and equipment, net	318	354
Deferred finance costs	338	91
Other assets, net	42	54

Total assets	$1,882	$2,026

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$619	$466
Accrued expenses	1,438	1,384
Deferred revenue	338	319
Income and other taxes payable	287	272
Capital lease obligation, short-term	12	5

Total current liabilities	2,694	2,446
Convertible debt	1,365	-
Derivative liability	1,338	-
Capital lease obligation	44	3
Accrued expenses, long-term portion	150	250

Total liabilities	5,591	2,699

Commitments

Stockholders' deficit
Preferred stock, par value $.001 and $.01; authorized 10,000,000 and 24,000 shares; issued and outstanding 0 and 22,200 shares,
respectively; at liquidation value	-	37,682
Common stock, par value $.001 and $0.01; authorized 50,000,000
shares and 1,200,000 shares; issued and outstanding 30,000,000 and 913,690, respectively	30	9
Additional paid-in capital	40,558	-
Accumulated deficit	(44,297)	(38,364)

Total stockholders' deficit	(3,709)	(673)

Total liabilities and stockholders' deficit	$1,882	$2,026

DINEWISE, INC. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Dollar amounts in thousands except per share data)

	(unaudited)
	THREE MONTHS ENDED		YEAR ENDED
	12/31/06	12/25/05	12/31/06	12/25/05
Revenues	$2,954	$3,558	$10,944	$14,880

Gross profit	1,443	1,891	5,334	8,070

Operating expenses	1,902	1,798	8,515	7,304

Operating (loss) income	(459)	93	(3,181)	766

Interest expense	202	-	323	1

(Loss) income before provision for income tax	(661)	93	(3,504)	765

Provision for income taxes	2	1	5	6

Net (loss) income	(663)	92	$(3,509)	$759

Preferred stock dividend	$-	$1,156	$-	$4,416

Net loss available to common stockholders	$(663)	$(1,064)	$(3,509)	$(3,657)

Net loss per share (basic and diluted) (1)	($ 0.02)	($ 0.04)	($ 0.13)	($ 0.14)

Common shares used in computing net loss
per share amounts (basic and diluted)	(30,000,000)	25,799,141	27,735,386	25,799,141

(1)

For the three-months and twelve-months ended December 31, 2006 and December 25, 2005 the weighted average shares outstanding used in the calculation of the new loss per common share did not include potential shares outstanding because they were anti-dilutive.

(2)

The Company is using the amount of shares that were issued to the shareholders of new Colorado Prime Holdings for all periods presented that are prior to the closing date of the reverse acquisition on July 14, 2006 for purposes of calculating earnings per share.

Safe Harbor Statement
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms DineWise has filed with the Securities and Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT:
Elite Financial Communications Group, LLC/Elite Media Group
For Investors: Daniel Conway, Chief Strategists, dan@efcg.net
For Media: Ryan Marks, Director, Media Relations, ryan@efcg.net
407-585-1080